EXHIBIT 23



            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-13369 on Form S-8 dated October 3, 1996, Registration Statement No. 333-45903 on Form S-8 dated February 9, 1998, Registration Statement No. 333-106245 on Form S-8 dated June 18, 2003 and Registration Statement No. 333-148355 on Form S-8 dated December 27, 2007 of Volt Information Sciences, Inc. and subsidiaries of our reports dated January 10, 2008, with respect to the consolidated financial statements and schedule of Volt Information Sciences, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Volt Information Sciences, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year-ended October 28, 2007.


/s/ ERNST & YOUNG


New York, New York
January 10, 2008